Exhibit 10.1
(1) Challenger Group Limited
(2) MENA Oil Drilling Company Limited
(3) Venture Capital Bank B.S.C.(c)
(4) the Individuals listed on Schedule 2 hereof
(5) Bronco MENA Investments LLC
-and-
(6) Challenger Limited

SHAREHOLDERS’ AGREEMENT
relating to
Challenger Limited

CONTENTS

1. DEFINITIONS	2

2. COMPLETION	4

3. MANAGEMENT OF THE COMPANY	4

4. BOARD OF DIRECTORS	4

5. BUDGETS AND INFORMATION	6

6. MATTERS REQUIRING CONSENT	8

7. WORKING CAPITAL	10

8. COVENANTS BY THE COMPANY	11

9. DISTRIBUTION POLICY	11

10. PREEMPTIVE RIGHTS	11

11. TRANSFER OF SHARES	12

12. TAG-ALONG	15

13. DRAG-ALONG	15

14. DEEMED SALE NOTICES	17

15. CHANGE OF CONTROL OF CHALLENGER GROUP	19

16. THE OPTION PLAN	20

17. REGISTRATION RIGHTS	20

18. TERMINATION	21

19. CONFIDENTIALITY	22

20. ADDITIONAL COVENANTS BY THE PARTIES	22

21. REPRESENTATIONS AND WARRANTIES	23

22. TERMINATION OF EXISTING AGREEMENTS	25

23. NO PARTNERSHIP	25

24. ASSIGNMENT	25

25. AMENDMENT AND WAIVER	26

26. NOTICES	26

2

27. INVALIDITY	26

28. EXECUTION	26

29. COSTS	26

30. ENTIRE AGREEMENT	27

31. THIRD PARTY RIGHTS	27

32. GOVERNING LAW AND ARBITRATION	27

33. OBLIGATION OF FAMILY MEMBERS	28

3

     THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as a deed on January 4, 2008.
     BETWEEN
     (1) CHALLENGER GROUP LIMITED, registered in Bermuda under company number 38486, whose registered office is at Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM DX, Bermuda (“Challenger Group”);
     (2) THE INDIVIDUALS whose names are set forth on Schedule 2 hereof (the “Family Members”);
     (3) MENA OIL DRILLING COMPANY LIMITED, registered in the Isle of Man under company number 118091C, whose registered office is at Skanco Court, Cooil Road, Braddan, Isle of Man IM2 2SR (“MENA Company”);
     (4) VENTURE CAPITAL BANK B.S.C.(C), a closed joint stock company incorporated under the laws of the Kingdom of Bahrain, whose registered office is at P.O. Box 11755, Manama, Kingdom of Bahrain (the “VC Bank,” and together with MENA Company, “MENA”);
     (5) BRONCO MENA INVESTMENTS LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, whose office is at 16217 N. May Avenue, Oklahoma City, Oklahoma, 73013, United States of America (“Bronco”); and
     (6) CHALLENGER LIMITED, a company registered in the Isle of Man under company number 55967, with registered office at 2nd Floor, Sixty Circular Road, Douglas, Isle of Man IMI 1SA (the “Company”).
BACKGROUND
     A. The Company is a private limited company registered by shares.
     B. Challenger Group, MENA Company and VC Bank held Shares in the Company prior to the entering into of this Agreement and shall continue to hold Shares in the Company in accordance with Schedule 1.
     C. The Family Members, MENA Company and the Company have entered into a Shareholders’ Agreement dated 20 October 2006 (the “Original Agreement”) governing their relationship as shareholders in the Company.
     D. Bronco has agreed to subscribe for new Shares in the Company upon terms and subject to the conditions set out in the Subscription Agreement to be entered into on or prior to the date of this Agreement.
     E. It is a condition to the completion of the subscription of the Shares pursuant to the Subscription Agreement that the Existing Shareholders and the Family Members terminate the Original Agreement, and certain other agreements between the parties, and that the Existing Shareholders, the Family Members and the Company enter into this Agreement with Bronco.
     F. The Company, the Existing Shareholders, the Family Members and Bronco wish to organise their relationship as shareholders of the Company upon and subject to the terms and conditions set forth in this Agreement.

1. DEFINITIONS
     1.1 In this Agreement unless the context requires otherwise:
     “Affiliate” of a person means (i) a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is controlled by a person that controls, such person, (ii) any trust or estate in which such person has a beneficial interest or as to which such person serves as a trustee or in another fiduciary capacity, or (iii) any spouse, parent or lineal descendent of such person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.
     “Ancillary Agreements” means the Subscription Agreement, the Repurchase Agreement, the Services Agreement, the Consulting Agreement, and any other document contemplated thereby, with the exception of this Agreement.
     “BD Director(s)” means one or more Directors designated by Bronco in accordance with clause 4.
     “Board” means the board of directors of the Company from time to time.
     “Business” means the business of providing contract oil and gas land drilling and workover services, and any other lawful business operations, carried on by the Company.
     “Business Day” means a day on which clearing banks are open for business in the Isle of Man, the Kingdom of Bahrain and banking institutions are open for business in Oklahoma City, Oklahoma.
     “CG Director(s)” means one or more Directors designated by Challenger Group in accordance with clause 4.
     “Compensation Committee” means the committee of the Board established in accordance with clause 4.11.
     “Consulting Agreement” means that certain Management Services Agreement to be entered into on or prior to the date of this Agreement by and between an Affiliate of Bronco and the Company in relation to the management and operation of the Company.
     “Controlling Interest” in relation to a person, means the ownership by that person and his or its Affiliates of Shares carrying the right to more than fifty percent (50%) of the total number of votes which may be cast at a general meeting of the shareholders of the Company.
     “Completion” means the date on which each of the conditions set forth in clause 2 have been satisfied or waived by the appropriate party hereto.
     “Directors” means the members of the Board and “Director” means any one of them.
     “Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.

     “Existing Shareholders” means Challenger Group, MENA Company, and VC Bank.
     “Existing Shares” means the Shares in the Company held by the Existing Shareholders immediately prior to the consummation of the transactions contemplated by the Subscription Agreement and the Repurchase Agreement, as set forth on Schedule 1.
     “Family Members” means the individuals set out in Schedule 2.
     “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
     “Government Official” means (i) any official or employee or agent of any government (including, but not limited, to the government of Libya) or any federal, regional or local department, agency, state-owned or otherwise controlled enterprise or corporation, or other instrumentality thereof, (ii) any official or employee or agent of a public international organization, or (iii) any official or employee or agent of a political party or candidate for political office.
     “Group” means the Company and its subsidiaries (if any) from time to time and as set out in the corporate structure at Schedule 3.
     “MOD Director(s)” means one or more Directors designated by MENA Company in accordance with clause 4.1.
     “Option Plan” means the customary stock option plan to be adopted by the Company pursuant to clause 16.
     “person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership or company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, entity, labor union or other governmental or regulatory body or entity, whether foreign or domestic.
     “Policy” means the Company’s policy on ethical business practices and compliance with all applicable anti-bribery and corruption laws and regulations, as amended from time to time.
     “Repurchase” means the use of Bronco’s cash contribution pursuant to the Subscription Agreement to fund a pro rata repurchase pursuant to the Repurchase Agreement of certain of the Existing Shares held by the Existing Shareholders in accordance with Schedule 1.
     “Repurchase Agreement” means that certain Repurchase Agreement to be entered into on or prior to the date of this Agreement by and between Challenger Group, MENA Company, VC Bank and the Company in relation to the Repurchase.
     “Services Agreement” means that certain Master Services Agreement to be entered into on or prior to the date of this Agreement by and between an Affiliate of Bronco and the Company in relation to the operation of certain of the Company’s drilling rigs.
     “Shareholders” means Challenger Group, MENA Company, VC Bank, and Bronco and such other investors who acquire or subscribe for Shares after the date of this Agreement. Except as otherwise provided herein, for purposes of this Agreement, MENA Company and VC Bank shall be treated as a single Shareholder. At the time any person ceases to hold any Shares, such person shall no longer be a Shareholder for the purposes of this Agreement.
     “Shares” means the shares of capital stock of the Company.

     “Shari’ah Compliant” means compliant with the principles of Shari’ah law as determined by the Shari’ah Supervisory Board of VC Bank.
     “Subscription Agreement” means an agreement to be entered into on or prior to the date of this Agreement by and among Bronco, the Company, Challenger Group and the Family Members pursuant to which Bronco has agreed to subscribe for Shares.
     “Transfer” means any sale, pledge, or other transfer, whether voluntary, involuntary, by gift, by operation of law, court order, or otherwise.
     1.2 Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.
     1.3 Reference to any gender includes the other genders and words denoting the singular include the plural and vice versa.
     1.4 Unless the context requires otherwise, reference to a clause, section, article, paragraph or schedule is to a clause, section, article, paragraph or schedule (as the case may be) of or to this Agreement.
     1.5 The headings in this Agreement are for ease of reference only and shall not affect its construction or interpretation.
     1.6 Words and expressions defined in the Subscription Agreement shall have the same meaning when used in this Agreement.
2. COMPLETION
     Completion shall occur upon the Closing (as defined in the Subscription Agreement).
3. MANAGEMENT OF THE COMPANY
     3.1 Each of the Shareholders agrees to take all necessary actions to ensure compliance with the provisions of this Agreement, including without limitation, to use its best efforts to cause the Directors designated by such Shareholder to be present at any and all Board meetings.
     3.2 Each of the Shareholders agrees that the Company shall enter into Ancillary Agreements as contemplated by the Subscription Agreement.
     3.3 The Shareholders agree that the Board shall have full power to perform any act in pursuance of the Business in accordance with the provisions hereof, subject to (a) the restrictions set out in the applicable law; (b) those matters set out in this Agreement which are expressly reserved to the decision of the Shareholders.
4. BOARD OF DIRECTORS
     4.1 The business and affairs of the Company shall be managed by and under the supervision of the Board. Unless and until otherwise determined by the approval of all Shareholders, upon Completion the number of Directors shall be eight (8). Each of the Shareholders shall vote all of the Shares now or hereafter registered in its name in favor of and in order to (i) elect as Directors of the Company each of the persons designated by each of the other Shareholders in accordance with this clause 4.1, (ii) to continue to vote for the persons so designated from time to time by the other

Shareholders, (iii) to remove any such person so designated by a Shareholder in accordance with the request of such Shareholder, and (iv) to elect any successor designated by such Shareholder upon the removal, resignation, or unavailability of any Director designated by any Shareholder in accordance with this clause 4.1, from the date hereof until the termination of this Agreement. In furtherance of the foregoing, each Shareholder agrees to vote its Shares to promptly call a meeting of the Board and/or of the Shareholders of the Company as necessary to facilitate the prompt election or removal of Directors and to take or cause to be taken all such other actions as may be necessary or desirable to effect the intent of this provision as promptly as practicable. The provisions of this clause 4.1 shall constitute the granting of proxies by each Shareholder to each other Shareholder for the purposes of ensuring compliance with the provisions of this clause 4.1, which proxies are coupled with an interest and shall be irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this clause 4.1 by any party, that this clause 4.1 shall be specifically enforceable, and that any breach or threatened breach of this clause 4.1 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. The Shareholders shall be entitled to designate persons to serve as Directors as follows:
     MENA Company, and its successors and assigns to whom Shares held by MENA Company are Transferred pursuant to a Permitted Transfer, may collectively designate a total of two (2) persons to serve as Directors and their alternates by giving notice to the Company at its registered office. Such MOD Directors may be designated for removal as Directors by MENA Company by giving notice to the Company at its registered office and naming any other person whom MENA Company wishes to designate to replace such Director;
     Challenger Group, and its successors and assigns to whom Shares held by Challenger Group are Transferred pursuant to a Permitted Transfer, may collectively designate a total of four (4) persons to serve as Directors and their alternates by giving notice to the Company at its registered office. Such CG Directors may be designated for removal as Directors by Challenger Group by giving notice to the Company at its registered office and naming any other person whom Challenger Group wishes to designate to replace such Director; and
     Bronco, and its successors and assigns to whom Shares held by Bronco are Transferred pursuant to a Permitted Transfer, may collectively designate a total of two (2) persons to serve as Directors and their alternates by giving notice to the Company at its registered office. Such BD Directors may be designated for removal as Directors by Bronco by giving notice to the Company at its registered office and naming any other person whom Bronco wishes to designate to replace such Director.
     4.2 Any Shareholder designating for removal any Director(s) designated by it shall be responsible for, and shall indemnify the Company against, any claim by those Directors for unfair or wrongful dismissal arising out of his removal from office.
     4.3 The Company shall enter into an indemnification agreement with each of the Directors on or prior to the date of this Agreement. Such indemnification agreement shall indemnify and hold harmless each of the Directors against any liability, loss, damage, claim or expense (including reasonable and properly documented out-of-pocket legal fees and expenses) and fines or penalties of whatever nature arising out of or in connection with a Director’s activities as a member of the Board, except to the extent such liability, loss, damage, claim or expense is caused by the fraud, gross negligence or wilful misconduct of a Director.

     4.4 Board meetings shall be held not less than four (4) times a year, except that a Director may at any time call a Board meeting by giving at least seven (7) Business Days’ written notice to the Company and each other Director to enable the meeting to be convened.
     4.5 The Board shall elect a Director to serve as chairman of the Board at all meetings of the Board. The Director elected as chairman of the Board shall not have any additional voting power by virtue of being elected chairman.
     4.6 All Board meetings shall be held at a location convenient to the Directors, acting reasonably.
     4.7 The quorum for holding Board meetings shall consist of three (3) Directors one of which shall be an MOD Director, one of which shall be a BD Director and one of which shall be a CG Director or their respective alternates.
     4.8 Any alternate Director may attend a meeting of the Board in lieu of any Director elected by the same Shareholder who elected such alternate Director.
     4.9 A resolution in writing (which may be on one or more identical documents) signed by all Directors shall be as valid and effective as if it had been passed at a duly convened Board meeting.
     4.10 Travel expenses and any other reasonable expenses incurred by the Directors or their alternates in attending meetings of the Board shall be reimbursed by the Company in accordance with the policies adopted by the Board from time to time.
     4.11 The Board shall establish a Compensation Committee. The Compensation Committee, and any other committees created by the Board, shall be comprised of at least three (3) Directors and each of MENA Company, Challenger Group and Bronco shall be entitled to appoint at least one of its Directors to serve on such committee. The Compensation Committee shall approve senior management’s compensation, review bonus plans and approve all equity awards pursuant to the Option Plan or otherwise.
     4.12 The Company shall acquire and maintain key person life insurance (which shall be Shari’ah Compliant for as long as MENA is a Shareholder) on select senior management in an amount and on such other terms as are satisfactory to the Board. Any proceeds of such policies shall be payable to the Company and shall be used in any manner deemed appropriate by the Board.
     4.13 The rights of a Shareholder pursuant to this clause 4 shall cease with respect to such Shareholder at such time as such Shareholder owns less than 5% of the issued and outstanding Shares of the Company.
5. BUDGETS AND INFORMATION
     5.1 Information Rights. The Company shall:
          5.1.1 prepare and submit to each Shareholder, as soon as practicable, but in any event, within sixty (60) calendar days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries, as of the end of such fiscal year, and the consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries for such year, prepared in accordance with International Financial Reporting Standards (“IFRS”), all in reasonable detail and audited by independent public accountants of international standing selected by the Company;

          5.1.2 prepare and submit to each Shareholder, as soon as practicable, but in any event, within thirty (30) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such quarter, and consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries for such quarter, prepared in accordance with IFRS, all in reasonable detail and reviewed by independent accountants of international standing selected by the Company;
          5.1.3 prepare and submit to each Shareholder, as soon as practicable, but in any event, within thirty (30) calendar days after the end of each calendar month that is not a one of the four calendar months completing a quarter of each fiscal year of the Company, an unaudited consolidated statement of income for the Company and its subsidiaries as of the end of such month, and consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries for such month, all in reasonable detail;
          5.1.4 prepare and submit to each Shareholder, as soon as practicable, but in any event, within thirty (30) calendar days after the end of each fiscal year of the Company, an annual review, a capital budget, and a business plan as approved by the Board for the Company’s next fiscal year, prepared on a monthly basis, including balance sheets and income statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;
          5.1.5 prepare and submit to each Shareholder monthly executive summaries of the Company’s activities within thirty (30) days after the end of each month;
          5.1.6 the financial statements called for in this clause 5.1 shall include (i) an instrument executed by the President and Chief Financial Officer of the Company and certifying that such financial statements were prepared in accordance with IFRS consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by IFRS) and fairly present the financial condition of the Company and its results of operations on a consolidated basis for the period specified, subject to year-end audit adjustments, and (ii) a report of the Chief Financial Officer and President of the Company analyzing all material variations from the then-applicable operating plan from the corresponding period;
          5.1.7 supply such other financial information relating to the financial condition, business, prospects or corporate affairs of the Company as the Shareholder or any assignee of the Shareholder may from time to time request; and
          5.1.8 supply to each Shareholder within thirty (30) days of request such regular management and financial information as they may from time to time reasonably require.
     5.2 Visitation and Inspection. The Company shall permit each Shareholder, at such Shareholder’s expense, to visit and inspect the Company’s and its subsidiaries’ properties, to examine their books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by a Shareholder. The provisions of this clause 5.2 shall not be in limitation of any rights which any Shareholder may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances or accounts, under applicable law.
     5.3 Audit Rights and Certifications. In the event that Bronco has a reasonable basis to believe that the Company or any of the Existing Shareholders have taken or failed to take any action in violation of the representations and warranties of the Company and the Existing Shareholders under this Agreement or that may otherwise subject Bronco or any of its Affiliates (or any of their officers, directors, employees or agents) to liability under the FCPA, Bronco shall have the right, upon written notice and at Bronco’s expense, to conduct an investigation and audit of the Company or the Existing

Shareholders. The Company and the Existing Shareholders shall cooperate fully with such investigation, provided that the investigation is reasonable in scope, method, nature and duration. At the request of Bronco, the Company and the Existing Shareholders shall provide, and cause each of its directors, officers, employees, agents, contractors or other representatives with direct involvement in the operations of the Company, a written certification of compliance with the Policy and any of the representations and warranties of the Company and the Existing Shareholders under this Agreement, in a form reasonably satisfactory to Bronco.
          5.3.1 Disclosure Controls and Procedures. Within a reasonable period of time after Completion, the Company shall (and the Shareholders shall cause the Company to): (a) establish and maintain disclosure controls and procedures designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s management, including its principal executive officer and its principal financial officer or persons performing similar functions, to allow timely decisions regarding required disclosure; (b) establish and maintain a system of internal control over financial reporting under the supervisions of the Company’s principal executive and financial officers sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with IFRS, including, without limitation, policies and procedures that (i) pertain to maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or its subsidiary’s assets that could have a material effect on the financial statements; (c) adopt and implement the Policy; (d) establish and maintain internal policies, procedures and controls that are reasonably designed to detect and deter violations of the laws and regulations preventing public or commercial bribery, and (e) adopt appropriate policies, procedures and controls to ensure that its agents, representatives and subcontractors understand and comply with the terms and conditions of the Policy and the abovementioned laws and regulations preventing public or commercial bribery. The policies, procedures and controls to be adopted by the Company shall satisfy international standards as determined by the auditors of Bronco. Specifically, the Policy to be adopted by the Company shall, at a minimum, include all such standards required to assure that Bronco complies with its obligations under the FCPA. The Company agrees to comply with the provisions of the Policy in connection with the acquisition, operation or maintenance of the Company’s assets and business, the transactions contemplated by this Agreement and by any of the Ancillary Agreements.
6. MATTERS REQUIRING CONSENT
     6.1 The Shareholders agree that, without the prior written consent of any two of Challenger Group, MENA Company, and Bronco (or at such time as only two of Challenger Group, MENA Company, and Bronco remain as Shareholders of the Company, both of the remaining parties), the Company shall not, except as contemplated herein or specifically approved pursuant to any Ancillary Agreement:
          6.1.1 change or alter any of the Company’s constitutional documents, including the memorandum and articles of association, this Agreement and the Ancillary Agreements;
          6.1.2 authorise the creation, issue or allotment of shares of any class having relative rights or preferences superior to or on a parity with the shares in the Company or grant any option, warrant, pre-emption or other right over any of the Company’s shares or any other security, except pursuant to the Option Plan;

          6.1.3 increase or decrease the registered or authorized share capital of the Company;
          6.1.4 purchase or redeem any shares of the Company, other than pursuant to the Repurchase or existing or future agreements between the Company and its officers, employees, directors or consultants that have been approved in accordance with this clause 6.1, that provide for the repurchase of Shares upon the occurrence of certain events, such as termination of services;
          6.1.5 take any action that reclassifies any outstanding Shares into shares having preferences superior to or on parity with the other shares in the Company;
          6.1.6 transact a Deemed Liquidation (as defined herein) or other transaction in which fifty percent or more of the voting power of the Company is transferred;
          6.1.7 appoint or remove any directors or officers other than in accordance with this Agreement or decrease or increase the Board beyond the numbers provided for in this Agreement;
          6.1.8 cease to carry on the Business or make any material change in the nature of the Business;
          6.1.9 do or permit or suffer to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily);
          6.1.10 liquidate or dissolve the Company;
          6.1.11 declare or pay any dividend or otherwise make any distribution on account of any of the Company’s shares or redeem, purchase or acquire the Company’s own shares, other than pursuant to the Repurchase;
          6.1.12 enter into any transaction with an Affiliate of the Company;
          6.1.13 approve or adopt the Company’s annual budget or any modifications to it;
          6.1.14 incur any material expenditure (including the payment of executive and key employee compensation) or indebtedness not contained or contemplated in the annual budget agreed by the Shareholders;
          6.1.15 appoint any new chief executive officer or chairman of the Board or delegate any powers of the Board or the Directors;
          6.1.16 enter into any contract or transaction or arrangement which obliges the Company to pay US$150,000 or more over the term of such contract, transaction or arrangement, and where such contract, transaction or arrangement is outside the then current budget of the Company;
          6.1.17 subscribe for, purchase, acquire or dispose of any shares, securities, assets or debentures in any company or other body and procure that no member of the Group shall engage in such activity;
          6.1.18 cause to be terminated any agreement which may be in place from time to time between (a) the Company, on the one hand, and (b) MENA Company, VC Bank or Bronco, on the other;
          6.1.19 enter into any new indebtedness or banking facilities or any other arrangements which are not Shari’ah Compliant;

          6.1.20 create any charge, mortgage, debenture, lien, pledge, security or other encumbrance over the whole or any part of its undertaking, property and assets;
          6.1.21 sell, lease, transfer or otherwise dispose of the whole of its undertaking, property or assets, or any part which is substantial in relation to its total undertaking, property and assets;
          6.1.22 hold any meeting of Shareholders or purport to transact any business at any such meeting, or pass or seek to pass any resolution of Shareholders other than in accordance with this Agreement;
          6.1.23 increase the number of Shares reserved for issuance under the Company’s Option Plan or create any new equity incentive plan or benefit plan;
          6.1.24 alter the fiscal year-end of the Company for financial reporting or tax purposes; or
          6.1.25 agree to do any of the above,
          and the Shareholders shall each duly exercise all such rights and powers (direct or indirect as the case may be) so that any such matters which are approved as aforesaid are duly implemented and given effect to by the Company, whether through their direct or indirect holding of Shares in the Company, their direct or indirect appointment of Directors, officers or representatives or otherwise.
7. WORKING CAPITAL
     7.1 The cash subscription amount paid to the Company by Bronco pursuant to the Subscription Agreement shall be used to fund the Repurchase pursuant to the terms of the Repurchase Agreement.
     7.2 If the Company may require further finance to fund its projected cash requirements under its business plan or new opportunities, the Directors on behalf of the Company may, subject to any limitations imposed by them from time to time and subject to matters requiring consent under clause 6.1, in a manner that is Shari’ah Compliant as long as MENA is a Shareholder, borrow additional sums from commercial banks on the most favourable terms available as to repayment and security compatible with its needs, but shall not allow any prospective lender the right to participate in the share capital of the Company or otherwise in its business as a condition or term of any loan or advance.
     7.3 If at any time the Board determines that additional working capital is required by the Company, it shall provide written notice to the Shareholders, giving details of the amount of additional working capital and the purpose for which it is required. In the event that all the Shareholders agree with the Board that additional financing shall be obtained through a Shareholder’s loan, then, unless otherwise agreed on a case-by-case basis, each Shareholder’s share of such loan shall be in proportion to its registered shareholding in the Company. Loans advanced by the Shareholders shall be repaid in accordance with the terms agreed upon between the Shareholders and the Company.
     7.4 The Company shall offer each Shareholder the right to participate pro rata in any equity financings (including stock appreciation rights, phantom stock or similar rights) of any subsidiary of the Company or any entity created by or spun-out from the Company.

8. COVENANTS BY THE COMPANY
     8.1 The Company shall, so far as it lawfully may, be bound by and comply with the terms and conditions of this Agreement insofar as the same relate to the Company.
     8.2 The Company shall, during the term of this Agreement:
          8.2.1 carry on and conduct its affairs in a proper and efficient manner;
          8.2.2 take such steps as are required to protect the Business and the goodwill of the Business;
          8.2.3 maintain adequate comprehensive insurance from an internationally recognized insurer covering all insurable assets of the Company which shall name the Company as the beneficiary under such insurance policy, which insurance shall be Shari’ah Compliant for so long as MENA is a Shareholder;
          8.2.4 not make any payments in respect of any personal expenses of Challenger Group or the Family Members or make any loans to a Shareholder or a Family Member; and
          8.2.5 keep its books and accounts so as to reflect a true and fair view of the financial and trading position of the Company.
9. DISTRIBUTION POLICY
     Within 90 days after the end of each taxable year of the Company in which the Company has taxable income, upon the reasonable prior written request of Bronco, cash distributions shall be made pro rata to all the Shareholders in such an amount that Bronco’s pro rata share of each annual distribution is at least equal to the sum of Bronco Drilling Company, Inc.’s consolidated U.S. tax liability (including Bronco) arising, as it relates to the Company, solely in respect of Bronco’s ownership of Shares for such taxable year (which tax liability, for the purposes of this clause 9 shall be calculated to equal the product of (1) Bronco’s share of the Company’s taxable income for such taxable year, multiplied by (2) the combined maximum federal and applicable state and local income tax rates applicable to individual taxpayers in the State of Oklahoma for such taxable year (provided that such combined income tax rates shall not exceed 35%) taking into account, if applicable, the deduction of, or credit for, foreign, state, and local income taxes for federal income tax purposes and whether any portion of such taxable income qualifies for the reduced rates applicable to long term capital gains).
10. PREEMPTIVE RIGHTS
     10.1 Preemptive Right. Subject to the terms and conditions specified in this clause 10, the Company hereby grants to each Shareholder a right to subscribe for and purchase such Shareholder’s pro rata share, in whole or in part, of issuances by the Company of any shares of, or securities convertible into or exercisable for any shares of, any class of its or any of its subsidiaries’ capital stock (“Future Shares”). For purposes of this clause 10, a Shareholder’s “pro rata share” of Future Shares shall be a fraction, the numerator of which is the number of Shares held by such Shareholder (assuming full conversion and exercise of all outstanding convertible or exercisable securities, immediately prior to the issuance of Future Shares) and the denominator of which is the total number of Shares outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities) immediately prior to the issuance of Future Shares. Each time the Company proposes to offer any Future Shares, the Company shall first make an offering of such Future Shares to each Shareholder in accordance with the following provisions:
          10.1.1 The Company shall deliver a notice (an “Offer Notice”) to each Shareholder stating (i) the Company’s bona fide intention to offer such Future Shares, (ii) the number of such Future Shares to be offered, and (iii) the price and summary of the terms upon which it proposes to offer such Future Shares.
          10.1.2 Each Shareholder may elect to subscribe for and purchase, at the price and on the terms specified in the Offer Notice, (i) up to such Shareholder’s pro rata share of the Future Shares and (ii) such additional number of the Future Shares as such Shareholder indicates it is willing to purchase should the other Shareholders subscribe for less than their respective pro rata Future Shares (for each Shareholder, the “Additional Portion”) by notifying the Company in writing within fifteen (15) Business Days from the date the Offer Notice is given by the Company.
          10.1.3 If the aggregate number of Future Shares subscribed for pursuant to clause 10.1.2 above is less than the aggregate number of Future Shares for which all Shareholders are entitled to subscribe, then each Shareholder who has subscribed for an Additional Portion pursuant to clause 10.1.2 above shall be entitled to purchase, in addition to such Shareholder’s pro rata share, the Additional Portion subscribed for by such Shareholder; provided, however, that if the Additional Portions subscribed for by all Shareholders exceed the difference obtained by subtracting (x) the number of Future Shares subscribed for by all Shareholders from (y) the aggregate number of Future Shares for which all Shareholders are entitled to subscribe (the “Available Additional Portion”), then each Shareholder who has subscribed for an Additional Portion shall be entitled to purchase only that portion of the Available Additional Portion as such Shareholder’s pro rata share bears to the aggregate pro rata share for all Shareholders who subscribed for an Additional Portion, subject to rounding by the Board to the extent it reasonably deems necessary and equitable. To the extent that Future Shares are not purchased by the Shareholders as provided in clause 10.1.2 and this clause 10.1.3, the Company may, during the ninety (90) calendar days following the expiration of the period provided in clause 10.1.2, offer the remaining unsubscribed portion of such Future Shares to any person or persons at a price not less than and upon terms no more favourable than those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the Future Shares within such period, or if such agreement is not consummated within thirty (30) Business Days of the execution thereof, the right provided in this clause 10 shall be deemed to be revived and such Future Shares shall not be offered unless first reoffered to the Shareholders in accordance herewith.
          10.2 Exclusions. The right of first offer in this clause 10 shall not be applicable to (i) the Shares issued to Bronco pursuant to the Subscription Agreement, (ii) securities issued as a dividend or distribution proportionately on all Shares; (iii) securities issued in connection with any share split of or share dividend proportionately on all Shares; (iv) securities issued in connection with a bonafide business acquisition of or by the Company (whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise), provided such acquisition is approved in accordance with the terms and provisions of this Agreement; (v) securities validly issued pursuant to the Option Plan; and (vi) securities issued upon the exercise of warrants or other convertible securities outstanding as of the date hereof.
          10.3 No Adverse Effect. The exercise or non-exercise of the rights of any Shareholder set forth in this clause 1010 to participate in one or more purchases of Future Shares shall not adversely affect its rights to participate in subsequent purchases of Future Shares.
11. TRANSFER OF SHARES
     11.1 Restriction on Transfer. During the term of this Agreement, all of the Shares now owned or hereafter acquired by a Shareholder and all of the equity interests of Challenger Group owned by the Family Members and each of their respective successors and assigns (the “Founder Interests”) shall be subject to the terms and conditions of this Agreement. No Transfer of Shares pursuant to this Agreement resulting in Challenger Group holding less than thirty-five percent (35%) of the Shares of the Company may occur prior to 20 October 2010. Upon any Transfer of Shares or Founder Interests permitted hereunder, that Transfer shall become effective and recognized only if: (i) the person to whom the Transfer is to be made pays all expenses incurred by the Company in connection with such Transfer, (ii) the person to whom the Transfer is to be made executes a deed of adherence whereby that person or entity becomes a party to this Agreement and becomes subject to the rights and obligations arising under this Agreement, and executes such further instruments as the Company may in its reasonable discretion request, (iii) the person to whom the Transfer is to be made satisfies to the Company that the Transfer meets all requirements for Transfers of Shares and/or Founder Interests under this Agreement and any applicable agreement or law, and (iv) the person to whom the Transfer is to be made and the proposed transferor present to the Company any required share certificate or certificates with respect to the Shares or the Founder Interests so being transferred (collectively, “Conditions to Transfer”). Strict compliance shall be required with each and every provision of this Agreement. No Transfer of the Shares or the Founder Interests shall be valid unless it is made pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, (a) each Shareholder shall have the right to Transfer, without compliance with the terms and conditions of this Agreement, all or part of the Shares to an Affiliate of such Shareholder and (b) each Family Member shall have the right to Transfer, without compliance with the terms and conditions of this Agreement, all or part of the Founder Interests to a corporation, partnership or other entity, provided such corporation, partnership or other entity is wholly owned by an Affiliate of such Family Member (each, a “Permitted Transfer”); provided, however, the person or entity to whom a Permitted Transfer is made meets all of the Conditions to Transfer.
     11.2 Right of First Refusal and Co-Sale. In the event that a Shareholder or any Family Member desires to Transfer (a “Transferring Holder”) any Shares or Founder Interests, other than pursuant to a Permitted Transfer, and has received a bona fide offer from an unaffiliated third party to buy such Shares or Founder Interests, the Transferring Holder shall first notify the Company and each other Shareholder in writing of the proposed sale or transfer (the “Transfer Notice”). Each Transfer Notice shall contain all material terms of the proposed Transfer, including, without limitation, a copy of the offer received, the name and address of the prospective purchaser (or transferee), the purchase price and terms of payment, the date and place of the proposed Transfer, and the number and description of Shares or Founder Interests proposed to be Transferred by the Transferring Holder (the “Offered Shares”). Notwithstanding the foregoing, the term “Offered Shares” shall include Founder Interests only with respect to the Company’s and Shareholders’ rights of first refusal as described in clause 11.2.1.
          11.2.1 Right of First Refusal.
               11.2.1.1 Company’s Right of First Refusal. The Company, upon approval by the disinterested members of the Board, shall have an option for a period of twelve (12) days from the date the Transfer Notice is given to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice (or terms and conditions as similar as reasonably possible). The Company may exercise such purchase option and, thereby, purchase all the Offered Shares by notifying the Transferring Holder in writing before expiration of such twelve (12) day period as to the number of such Offered Shares that it wishes to purchase. If the Company gives the Transferring Holder notice that it desires to purchase such Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than the later of (i) twenty-four (24) days after the date the Transfer Notice is given or (ii) the date contemplated by the Transfer Notice for the closing with the prospective third party transferee(s). If the Company fails to purchase all of the Offered Shares by exercising the right granted in this clause 11.2.1.1 within the period provided, the

Company shall notify each Shareholder in writing (the “Additional Transfer Notice”) and the Offered Shares shall be subject to the rights granted to the Shareholders pursuant to this Agreement. The Additional Transfer Notice shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”).
               11.2.1.2 Shareholders’ Right of First Refusal. Each Shareholder shall have an option for a period of twelve (12) days from the date the Additional Transfer Notice is given to elect to purchase its pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice (or terms and conditions as similar as reasonably possible). Each Shareholder may exercise such purchase option and, thereby, purchase all (with any reallotments as provided below) its pro rata share of the Remaining Shares, by notifying the Transferring Holder and the Company in writing, before expiration of such twelve (12) day period as to the number of such Remaining Shares that it wishes to purchase (including any reallotment). For the purpose of the preceding sentence, each Shareholder’s pro rata share shall be a fraction of the Remaining Shares, the numerator of which shall be the number of Shares owned by such Shareholder on the date of the Transfer Notice (assuming conversion of all securities then outstanding that are convertible into common equity of the Company) and the denominator of which shall be the total number of Shares held by all Shareholders on the date of the Transfer Notice (assuming conversion of all securities then outstanding that are convertible into common equity of the Company). Each Shareholder electing to exercise the right to purchase its full pro rata share of the Remaining Shares (a “Participating Shareholder”) shall have a right of reallotment such that, if any other Shareholder fails to exercise the right to purchase its full pro rata share of the Remaining Shares, each such Participating Shareholder’s pro rata share shall be a fraction of the Remaining Shares not previously purchased, the numerator of which shall be the number of Shares owned by such Participating Shareholder on the date of the Transfer Notice (assuming conversion of all securities then outstanding that are convertible into common equity of the Company) and the denominator of which shall be the total number of Shares held by all Participating Shareholders on the date of the Transfer Notice (assuming conversion of all securities then outstanding that are convertible into common equity of the Company). If a Shareholder gives the Transferring Holder notice that it desires to purchase its pro rata share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than the later of (i) twenty-four (24) days after the Additional Transfer Notice is given or (ii) the date contemplated in the Transfer Notice for the closing with the prospective third party transferee(s).
          11.2.2 Right to Transfer. To the extent that the Company and the Shareholders have not exercised their respective rights of first refusal as to the Offered Shares or the Remaining Shares, as applicable, within the time periods specified in clause 11.2.1, then the Transferring Holder shall be free to sell any such Shares or Founder Interests (as applicable) to such prospective purchaser on the same terms and conditions as outlined in the Transfer Notice, and provided that in the event such Shares or Founder Interests are not sold within ninety (90) days of the date of the Transfer Notice, they shall once again be subject to the rights of first refusal provided herein.
     11.3 Transfer Void. Notwithstanding the foregoing, any attempt by the Transferring Holder to Transfer Shares or Founder Interests (or any interest therein) in violation of this Agreement shall be void and the Company and Challenger Group (as applicable) agree it will not effect such a Transfer nor will it treat any alleged transferee(s) as a Shareholder of the Company or equity member of Challenger Group (as applicable).
     11.4 No Adverse Effect. The exercise or non-exercise of the rights of the Company or any Shareholder set forth in this clause 11 to participate in one or more purchases or sales of Shares made by a Shareholder shall not adversely affect its rights to participate in subsequent purchases or sales of Shares.
12. TAG-ALONG
     12.1 With the exception of Transfers of Shares expressly permitted by this Agreement, no Transfer of Shares which would result, if made and registered, in a person or persons acting in concert obtaining a Controlling Interest, will be made or registered unless:
          12.1.1 an Approved Offer is made by the proposed transferee(s) (“Buyer”); and
          12.1.2 the Buyer complies in all respects with the terms of the Approved Offer at the time of completion of the sale and purchase of Shares pursuant to it.
     12.2 For the purposes of these clauses 12 and 13:
          12.2.1 “Approved Offer” means an bona fide offer in writing served on all Shareholders holding Shares (including the proposing transferor), offering to purchase all the Shares held by such Shareholders (including any Shares which may be allotted pursuant to the exercise or conversion of options, rights to subscribe for or securities convertible into shares in existence at the date of such offer) which:
               12.2.1.1 is stipulated to be open for acceptance for at least fifteen (15) Business Days;
               12.2.1.2 offers the same or equivalent consideration for each Share (whether in cash, securities or otherwise in any combination), provided that a reduction, withholding or retention of consideration to take account of tax payable or which might be payable by a Shareholder or by its employing company in relation to the conversion of securities, the exercise of an option over Shares and/or the disposal of Shares shall not prejudice the application of this clause;
               12.2.1.3 includes an undertaking by or on behalf of the Buyer that no other consideration, (whether in cash or otherwise) is to be received or receivable by any Shareholder which, having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the shares to be sold by such Shareholder, and that neither the Buyer nor any person acting by agreement or understanding with it has otherwise entered into more favourable terms or has agreed more favourable terms with any other Shareholder for the purchase of Shares; and
               12.2.1.4 is on terms that the sale and purchase of Shares in respect of which the offer is accepted will be completed at the same time.
13. DRAG-ALONG
     13.1 In the event that, following the date of this Agreement, a Change of Control Transaction (as defined hereinafter) is approved by (i) the Board and (ii) two of Challenger Group, MENA Company and Bronco (or in the event that one of Challenger Group, MENA Company and Bronco no longer holds Shares, both of the remaining parties), each Shareholder hereby agrees to consent to and vote all of the Shares of the Company’s capital stock then held by such Shareholder in favor of such Change of Control Transaction at any meeting of the Shareholders (or action by written consent) called to consider the approval of such Change of Control Transaction. In addition, if the Change of Control Transaction is structured as (a) a merger, consolidation or share acquisition, each Shareholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such transaction or (b) sale of Shares, each Shareholder shall agree to sell all of his, her or its Shares and rights to acquire shares of the Company’s capital stock on the terms and conditions approved by the Board and two of the three Shareholders (or in the event that one of the three Shareholders no longer holds Shares, both remaining Shareholders). “Change of Control Transaction” means (i) the acquisition of the Company or subsidiary of the Company, if any, by another entity or person by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary), unless the Company’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions; (ii) a sale of all or substantially all of the assets of the Company or of one or more direct or indirect subsidiaries of the Company, which on a consolidated basis represent substantially all of the assets of the Company; or (iii) the transfer of fifty percent (50%) or more of the Company’s voting power. Should the provisions of this clause 13.1 be construed to constitute the granting of proxies, such proxies will be deemed coupled with an interest and shall be irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this clause 13.1 by any party, that this clause 13.1 shall be specifically enforceable, and that any breach or threatened breach of this clause 13.1 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
     13.2 Notwithstanding the foregoing, in the event that an Approved Offer is made at any time after 20 October 2009, MENA Company shall have the right (the “MENA Drag Along Right”) to require all of the other Shareholders (the “Other Shareholders”) to accept the Approved Offer in full, provided that the price per Share of the Approved Offer is greater than an amount equal to an annualized twenty-five percent (25%) simple rate of return per Share on the Shares held by Bronco based on a cost of US$4.00 per Share (which cost per Share shall be adjusted for any share dividend, share split or combination with respect to the Shares). Notwithstanding the MENA Drag Along Right, whenever an Approved Offer is made, and in the event that MENA Company wishes to proceed with the Approved Offer, then prior to MENA Company’s exercise of the MENA Drag Along Right, the Company shall have the right, exercisable within fifteen (15) days after the date MENA Company has provided written notice to the Company and the Other Shareholders of its intention to proceed with the Approved Offer, to purchase all Shares then held by MENA Company from MENA Company at a price equal to the price offered in the Approved Offer. If the Company has not exercised such right within such fifteen (15) day period or if the Company notifies MENA Company that it does not intend to exercise such right, whichever is earlier, then the Other Shareholders shall have the right, exercisable within fifteen (15) days of such date to purchase (or procure the purchase of) on a pro rata basis all of such Shares held by MENA Company at a price equal to the price offered in the Approved Offer. Each Other Shareholder electing to purchase its full pro rata share of the Shares of MENA Company (a “Participating Buyer”) shall have a right of reallotment such that, if any other Other Shareholder fails to exercise the right to purchase its full pro rata share of the Shares of MENA Company, each such Participating Buyer’s pro rata share shall be a fraction of the Shares of MENA Company not previously purchased, the numerator of which shall be the number of Shares owned by such Participating Buyer (assuming conversion of all securities then outstanding that are convertible into common equity of the Company) and the denominator of which shall be the total number of Shares held by all Participating Buyers (assuming conversion of all securities then outstanding that are convertible into common equity of the Company). If the Other Shareholders have not exercised such right within such thirty (30) day period or if the Other Shareholders notify MENA Company that they do not intend to exercise such right, whichever is earlier, then MENA Company shall be entitled to exercise the MENA Drag Along Right without restriction in accordance with the terms of this Agreement. If the Company or the Other Shareholders have duly and properly exercised their rights under this clause 13.2 as aforesaid and MENA Company fails to complete the sale of its Shares to the Company or the Other Shareholders in accordance with this clause 13.113.2, the Company or the Other Shareholders, or any persons so authorized by the Board, may execute such share transfer form on behalf of MENA Company together with any other documents necessary to give effect to the transfer contemplated under this clause 13.2, provided that the Company or the Other Shareholders remit the payment of the purchase price to MENA Company.
     13.3 The drag along right set forth in clause 13.1 may be exercised by the service of notice to that effect on the Other Shareholders at the same time as, or within five (5) Business Days following completion of the procedures set out in clause 13.1. Such notice will be accompanied by all documents required to be executed by the Other Shareholders to give effect to the relevant transfer.
     13.4 On the exercise of the drag along right set forth in clause 13.1 or the MENA Drag Along Right in clause 13.2, each of the Other Shareholders will be bound to accept the terms of the Change of Control Transaction offer or Approved Offer, as applicable, in respect of its entire holding shares and to comply with the obligations assumed by virtue of such acceptance.
     13.5 If any of the Other Shareholders fails to accept the Change of Control Transaction offer or the Approved Offer or, having accepted such offer, fails to complete the sale of any of its Shares pursuant to the Change of Control Transaction offer or Approved Offer, or otherwise fails to take any action required of it under the terms of the Change of Control Transaction offer or Approved Offer, any persons so authorised by the Board may accept the offer on behalf of the Other Shareholder in question, or undertake any action required under the terms of the Offer on the part of the Other Shareholder in question. In particular, such person may execute the necessary transfer(s) on that Other Shareholder’s behalf; and against:
          13.5.1 receipt by the Company (on trust for such Other Shareholder) of the consideration payable for the relevant shares (the receipt being a good discharge to the Buyer, who will not be bound to see to the application of it); and
          13.5.2 compliance by the Buyer and, where relevant, the Company with all other terms of the Change of Control Transaction offer or the Approved Offer, and deliver such transfer(s) to the Buyer (or its nominee). The Board will then authorise registration of the transfer(s) and of the Buyer (or its nominee) as the holder of the shares so transferred. After registration, the title of the Buyer (or its nominee) as registered holder of such shares will not be affected by any irregularity in, or invalidity of such proceedings, which will not be questioned by any person. The Other Shareholder will in such a case be bound to deliver up its certificate for its shares to the Company, or a statutory declaration of loss (as appropriate) whereupon the Other Shareholder will be entitled to receive the purchase price for such shares.
     13.6 Grant of Proxy. Should the provisions of this clause 13 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this clause 13 by any party, that this clause 13 is specifically enforceable, and that any breach or threatened breach of this clause 13 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
14. DEEMED SALE NOTICES
     14.1 Any Shareholder having to transfer part or all of the Shares held by him as a result of the bankruptcy of such Shareholder (a “Retiring Shareholder”) shall first give a notice in writing (a

“Sale Notice”) to the Company specifying the number of his Shares he wishes to sell (the “Sale Shares”) which notice shall constitute the Company the agent of the Retiring Shareholder for the sale of the Sale Shares at the Price (determined in accordance with the provisions of clauses 14.2 and 14.3). If any Retiring Shareholder attempts to transfer any shares held by him or transfer any interest in any such shares without serving a Sale Notice on the Company then he shall be deemed to have served a Sale Notice on the Company in respect of the shares he was attempting to transfer or the shares in which he transferred the interest (as the case may be).
     14.2 The term “Price” shall be the price specified by the Retiring Shareholder in the Sale Notice or the Value (determined in accordance with clause 14.3) (whichever shall be the lesser sum). If the Retiring Shareholder shall not specify a price in the Sale Notice, the Price shall be the Value (determined as aforesaid).
     14.3 Immediately following service of the Sale Notice, the Company shall instruct the Company’s auditors appointed at that time to certify the fair value of the Sale Shares (the “Value”) calculated on the basis of a sale of shares in a going concern between a willing seller and a willing purchaser without discount for minority holdings or premium for majority holdings (as at the date of the Sale Notice) and not having regard to the fact that the transferability of the Sale Shares is restricted by this Agreement. The Company, the Shareholders and the Directors shall render all such assistance and provide all such documentation and other information to the auditors as may be necessary and the Company shall use its best endeavours to procure from the auditors the issuance of a certificate of the Value (a “Valuation Certificate”) as soon as reasonably possible and in any event not more than fourteen (14) days from the date of the Sale Notice. In certifying the Value the auditors shall act as experts and not as arbitrators and save in the case of manifest error their decision shall be final and binding upon the parties and the costs of the auditors in the preparation of the Valuation Certificate shall be borne by the Company save where the Retiring Shareholder is responsible for the auditors’ fees in accordance with the provisions of clause 14.4.
     14.4 On receipt of the Valuation Certificate the Company shall send a copy of the same to the Retiring Shareholder who shall be entitled to withdraw the Sale Notice by notice in writing to the Company within seven days of his receipt of the Valuation Certificate provided that he gives an undertaking in a form acceptable to the Directors to be responsible for the auditors’ fees incurred in the preparation of the Valuation Certificate. On the expiry of seven (7) days the Company shall serve a notice on all the other Shareholders (an “Offer Notice”) specifying the Price determined in accordance with clauses 14.2 and 14.3 and each such Shareholder’s proportional entitlement to the Sale Shares calculated as nearly as may be in the same proportion as the nominal amount of each such Shareholders existing holding of Shares regardless of class bears to the aggregate nominal amount of all existing Shares held by all other Shareholders, and specifying the period during which the offer for sale of the Sale Shares shall remain open, which shall be not less than fourteen (14) days nor more than twenty-eight (28) days from the date of the Offer Notice. The Offer Notice shall also invite each such Shareholder to state in his reply the number of additional Shares (if any) in excess of his proportional entitlement which he desires to purchase.
     14.5 If the Shareholders do not all accept the offer in respect of their respective proportions in full, the Sale Shares not so accepted shall be used to satisfy the claims for additional Sale Shares and if there are insufficient such Shares to satisfy all the claims for additional Sale Shares then such Shares shall be offered to each such Shareholder making a claim for additional Sale Shares in the same proportion (as nearly as may be) as the proportion that the aggregate nominal amount of such Shareholder’s Shares bears to the aggregate nominal amount of all the Shares held by the Shareholders making claims for additional Sale Shares provided that no Shareholder shall be required to take more Sale Shares than he shall have applied for.

     14.6 If the Company shall find purchasing Shareholders in respect of all or any of the Sale Shares in accordance with the procedure set out in clauses 14.1 to 14.5 it shall give notice thereof to the Retiring Shareholder and the Retiring Shareholder and the purchasing Shareholders shall thereupon become bound to complete the sale and purchase of the Sale Shares within fourteen (14) days.
     14.7 Save where the Retiring Shareholder has withdrawn the Sale Notice pursuant to the provisions of clause 14.4 or if the Company shall not find purchasing Shareholders for all of the Sale Shares in accordance with the procedure set out in clauses 14.1 to 14.5 or if through no default of the Retiring Shareholder the purchase of any of the Sale Shares is not completed within the time period specified in clause 14.6 the Retiring Shareholder shall be at liberty at any time thereafter to transfer such of the Sale Shares as were not accepted by purchasing Shareholders or in respect of which the sale was not completed (as the case may be) to any person he may wish provided that such sale is completed at the Price or any higher or (subject to clause 14.8) lower price and that otherwise the terms of the sale are no more favourable to the purchaser than those rejected by the remaining Shareholders.
     14.8 No Sale Shares shall be sold at a lower price than the Price or on more favourable terms than those set out in the Offer Notice without the Retiring Shareholder first serving a further Sale Notice upon the Company specifying such more favourable terms (if any) and/or such lower price as the price at which such Sale Shares are offered and the provisions of articles 14.1 to 14.5 shall apply mutatis mutandis to such further Sale Notice save that there shall be no requirement to obtain a Valuation Certificate the Price shall be such lower price and the Offer Notice shall specify any such more favourable terms as the terms applying to the offer for sale of the Sale Shares.
     14.9 In the event of the Retiring Shareholder failing to carry out the sale of any of the Sale Shares to purchasing Shareholders in accordance with the provisions of this clause 14 the Directors may authorise some person to execute a transfer of the Sale Shares in favour of the purchasing Shareholders and the Company may give a good receipt for the purchase price of such Sale Shares and may register the purchasing Shareholders as holders thereof and issue to them certificates for the same whereupon the purchasing Shareholders shall become indefeasibly entitled thereto. The Retiring Shareholder shall in such case be bound to deliver up his certificate for the Sale Shares to the Company whereupon the Retiring Shareholder shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for the Retiring Shareholder but without interest. If such certificate shall comprise any Shares which the Retiring Shareholder has not become bound to transfer as aforesaid the Company shall issue to the Retiring Shareholder a balance certificate for such Shares.
     14.10 With the written consent of all the Shareholders the provisions contained in this clause 14 or any part thereof may be waived or varied in relation to any proposed transfer of Shares.
15. CHANGE OF CONTROL OF CHALLENGER GROUP
     15.1 Change of Control. So long as either Bronco or MENA Company (or each of their Affiliates) hold Shares and the restrictions set forth in clause 11 hereof are applicable to the Shareholders, each of Challenger Group and each Family Member hereby covenants that it will not, without approval of the Shareholders (excluding Challenger Group), transact:
          15.1.1 an acquisition of Challenger Group by another entity by means of a transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding equity interests of Challenger Group are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or subsidiary (each, a “CG Change of Control Transaction”) unless Challenger Group’s equity holders of record as constituted immediately prior to such CG Change of Control Transaction will, immediately after such CG Change of Control Transaction hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions;
          15.1.2 a sale of substantially all of the assets of Challenger Group; or
          15.1.3 any other transaction or transactions which result, directly or indirectly, in fifty percent (50%) or more of the voting power of Challenger Group being transferred to any other person.
     15.2 Further Issuances. Notwithstanding clause 15.1, Challenger Group agrees that it shall not issue any additional shares or other equity securities of Challenger Group for as long as either Bronco or MENA Company holds Shares and the restrictions set forth in clause 11 hereof are applicable to any of the Shareholders. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this clause 15 by any party, that this clause 15 is specifically enforceable, and that any breach or threatened breach of this clause 15 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
16. THE OPTION PLAN
     16.1 The Company may adopt the Option Plan for the benefit of the Directors, employees and consultants of the Company, subject to approval by the Board and the Compensation Committee.
     16.2 The total number of shares of capital stock of the Company reserved for issuance to Directors, employees or consultants of the Company pursuant to the Option Plan shall not exceed two percent (2%) of the share capital of the Company on a fully-diluted post-Completion basis, including the Repurchase.
     16.3 The options granted pursuant to the Option Plan shall be approved by the Board and the Compensation Committee thereof and will be subject to vesting in four equal instalments on the anniversary of the date of grant.
     16.4 Any shares acquired through the Option Plan shall be subject to such typical restrictions on transferability as the Board and the Compensation Committee thereof may determine.
17. REGISTRATION RIGHTS
     17.1 In the event of a Qualified IPO, the Shareholders shall have equal rights in relation to the registration of the Shares in such Qualified IPO and each Shareholder may participate pro rata in such Qualified IPO.
     17.2 At any time after the earlier to occur of (a) a Qualified IPO, or (b) the third anniversary of the date of this Agreement, Bronco may by written notice to the Company request that the Company file a registration statement or international equivalent registration or listing for the sale of all or any portion of the Shares then owned by Bronco. Upon receipt of such notice, the Company shall use its commercially reasonable efforts to (i) cause, as promptly as practicable and, in any event, within thirty (30) days after receipt of such notice, such Shares to be registered or listed on a “national securities exchange”, a “designated offshore securities market” (as such terms are defined from time to time under the U.S. securities laws), or such other internationally recognized exchange, and (ii) if Bronco so requests in its notice, to engage an underwriter selected by the Company and reasonably acceptable to Bronco, to conduct such offering. The Shareholders shall be permitted to participate in any such registration on the same terms as Bronco on a pro rata basis, provided, however, that should the underwriter for the offering (to the extent applicable) advise that not all of the Shares requested to be included in the offering can be sold at a price acceptable to Bronco, Bronco shall be entitled to include all of the Shares that it requested to be included in the offering and the other Shareholders shall be entitled to include such number of their Shares as the underwriter advises may also be sold at such price. The Company shall not be obligated to effect more than two (2) such registrations pursuant to this clause 17.2.
     17.3 In the event the Company or any Shareholder intends to register Shares of the Company for an offering, each Shareholder shall have the right to include its Shares in such offering on a pro rata basis. The Company or the relevant Shareholder, as the case may be, shall provide the other Shareholders with a minimum of thirty (30) days’ prior written notice of any such proposed offering.
     17.4 The Company agrees to bear and to pay or cause to be paid promptly upon request all expenses related to the Company’s performance of or compliance with the registration rights in this clause 17, including, without limitation, (a) all registration and filing fees and expenses, (b) all fees and expenses in connection with the qualification of the shares for offering and sale, and (c) all expenses relating to the preparation, printing, distribution and reproduction of each registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the certificates representing the shares and all other documents relating hereto. Each Shareholder agrees to pay its pro rata share of all sales fees, commissions and underwriting discounts attributable to the sale of such shares.
     17.5 Unless otherwise provided for under this clause 17, the Company shall not grant registration rights to any holder of the Company’s Shares that would allow such holder to make a demand for registration or listing that could result in such offering occurring prior to a registration or listing pursuant to clause 17.2, would reduce the amount of Shares that a Shareholder would be entitled to include in an offering pursuant to clause 17.2 or is otherwise superior to or inconsistent with the rights granted to the Shareholders pursuant to this Agreement, without the prior approval of all of the Shareholders.
18. TERMINATION
     18.1 This Agreement shall terminate upon the earliest to occur of any one of the following events (and do not apply to any Transfer in connection with such event);
          18.1.1 the consummation on or through the facilities of a “national securities exchange”, a “designated offshore securities market” (as such terms are defined from time to time under the U.S. securities laws), or such other internationally recognized exchange of a firm commitment underwritten offer and sale of Shares for the account of the Company to the public at a price per Share greater than an amount equal to an annualized twenty-five percent (25%) simple rate of return per Share based on a cost of US$4.00 per Share (which cost per Share shall be adjusted for any share dividend, share split or combination with respect to the Shares) from the date of this Agreement (a “Qualified IPO”); or
          18.1.2 a liquidation, dissolution or winding up of the Company, including (X) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each, a “Merger Transaction”) that results in the transfer or acquisition of at least a majority of the Company’s voting power, (Y) a Merger Transaction, unless the Company’s shareholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, or (Z) a sale of all or substantially all of the assets of the Company by means of any transaction or series of related transactions (collectively, a “Deemed Liquidation”), provided, however, that the registration rights in clause 17, the confidentiality obligations in clause 19 and clauses 23 through 33 shall survive any termination of this Agreement pursuant to clause 19.1.
     18.2 This Agreement shall terminate in respect of any Shareholder if at any time, as a result of a valid transfer of Shares made in accordance and in full compliance with this Agreement, that Shareholder holds no Shares, but without prejudice to any rights which any other party may have against that Shareholder prior to termination.
19. CONFIDENTIALITY
     19.1 Except as may be required by law or any governmental or regulatory body, none of the parties shall divulge to any person, or use or exploit for any purpose, any trade secrets or confidential information or any technical, operational, administrative, financial or business information relating to the other Shareholders and/or the Company, which the relevant Shareholder or the Company may have obtained as a result of the negotiation or entering into of this Agreement.
     19.2 Each Shareholder hereto acknowledges it is aware (and that its representatives or Affiliates who are apprised of this matter have been advised) of the United States securities laws, including, without limitation, Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, and that such laws prohibit, among other things, such Shareholder, its representatives, Affiliates and any person that has received material non-public information about another Shareholder (which for purposes of this clause 19.2, shall include material non-public information about the Company), from purchasing or selling securities of the other Shareholder or from communicating such information to any person under circumstances under which such other person may be expected to purchase or sell securities to the other Shareholder; therefore, each Shareholder (other than Bronco), the Company, and each of their Affiliates covenant that it shall not divulge any such information to any other person under any such circumstances or, for its own or any other person’s account, purchase or otherwise engage in any transaction in the securities of Bronco and any of its Affiliates without the prior written approval of both Bronco and legal counsel to Bronco.
     19.3 The restriction in clause 19.1 shall continue to apply after the termination of this Agreement without limit in point of time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the restricted party. The restriction in clause 19.2 shall continue to apply after the termination of this Agreement until such time as a party so restricted ceases to have material non-public information about the Company, any Shareholder, or any of their respective direct or indirect parent companies or subsidiaries.
20. ADDITIONAL COVENANTS BY THE PARTIES
     20.1 Each Shareholder covenants with the others that so long as this Agreement remains in force and effect it will:
          20.1.1 be just and true to the others and act in good faith;
          20.1.2 promptly execute and expedite all such documents as are required in respect of this Agreement;

          20.1.3 promptly notify the others of all or any matters coming to its notice which may affect the Company or the Business;
          20.1.4 use and exercise the votes controlled by it at all meetings of the Company in order to ensure the observance of the terms and the spirit of this Agreement;
          20.1.5 work towards a mutually beneficial and advantageous exit strategy including without limitation an initial public offering of the Company’s shares; and
          20.1.6 generally do all things necessary to give effect to this Agreement.
21. REPRESENTATIONS AND WARRANTIES
     21.1 Shareholders; Family Members. Each Shareholder and each Family Member hereby represents and warrants to the other Shareholders hereto as follows:
          21.1.1 Such Shareholder or Family Member (as applicable) has the full right, power and authority to enter into, execute, deliver and perform this Agreement, and such Shareholder’s officers or agents executing and delivering this Agreement are duly authorized to do so, and this Agreement does not breach or contravene the charter or other constituent documents of such Shareholder or any agreement, law or regulation to which such Shareholder or Family Member is a party or by which it is bound.
          21.1.2 This Agreement has been duly and validly executed, issued and delivered and constitutes the legal, valid and binding obligation of such Shareholder or Family Member, enforceable against such Shareholder or Family Member in accordance with its terms.
          21.1.3 The certificates representing Shares owned by such Shareholder will bear the legends referenced in this Agreement, and such Shares will not be offered, sold, or transferred in the absence of registration or exemption under applicable securities laws.
          21.1.4 Schedule 4 to this Agreement accurately sets forth such Shareholder’s holding of Shares as of the date hereof.
          21.1.5 If such Shareholder is an Existing Shareholder, such Shareholder has legal and beneficial ownership of, good and marketable title to, the Shares owned by it as set forth on Schedule 1, free and clear of any and all liens, options, covenants, conditions, restrictions, and other encumbrances (other than those set forth in this Agreement or the Original Agreement).
     21.2 The Company. The Company hereby represents and warrants to the Shareholders and the Family Members as follows:
          21.2.1 The Company has the full right, power and authority to enter into, execute, deliver and perform this Agreement, and its officers or agents executing and delivering this Agreement are duly authorized to do so, and this Agreement does not breach or contravene the charter or other constituent documents of the Company or any agreement, law or regulation to which it is a party or by which it is bound.
          21.2.2 This Agreement has been duly and validly executed, issued and delivered and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          21.2.3 The certificates representing the Shares will bear the legends referenced in this Agreement, and such Shares will not be offered, sold, or transferred in the absence of registration or exemption under applicable securities laws.
          21.2.4 Schedule 4 to this Agreement accurately sets forth each Shareholder’s holding of Shares of capital stock of the Company as of the date hereof.
          21.2.5 Each of the representations and warranties of the Company in the Ancillary Agreements are true and correct as of the date hereof.
     21.3 Anti-bribery and Corruption Representations. The Shareholders and the Company hereby represent and warrant, jointly and severally, to each other as follows:
     21.3.1 Except as otherwise set forth on Schedule 22.3.1, and in connection with the acquisition, operation or maintenance of any of the Company’s assets and business, the transactions contemplated by this Agreement and by any of the Ancillary Documents:
               21.3.1.1 The Company and the Shareholders have not, and to their actual knowledge, their respective shareholders, officers, directors, employees, agents, subcontractors, Affiliates or any other person or entity acting on their behalf have not, made, offered or authorized, are not aware of and will not make, offer or authorize, any payment, loan or gift of anything of value to a Government Official for purposes of influencing any act, decision, or omission of any Government Official or for securing any improper advantage for any person (such as, without limitation, a decision of a Government Official to award a contract or to grant preferential tax treatment).
               21.3.1.2 The Company and the Shareholders have not, and to their actual knowledge, their respective shareholders, officers, directors, employees, agents, subcontractors, Affiliates or any other person or entity acting on their behalf have not, made, offered or authorized, are not aware of and will not make, offer or authorize any payment, loan or gift of anything of value to any person while knowing or having reasons to suspect that any part of such offer, payment, loan or gift will be given or offered to a Government Official for purposes of influencing any act, decision, or omission of any Government Official or for securing any improper advantage for any person (such as, without limitation, a decision of a Government Official to award a contract or to grant preferential tax treatment).
               21.3.1.3 The Company and the Shareholders have not, and to their actual knowledge, their respective shareholders, officers, directors, employees, agents, subcontractors, Affiliates or any other person or entity acting on their behalf have not, made, offered or authorized, are not aware of and will not make, offer or authorize, any payment, loan or gift of anything of value to a Government Official or to any other person in violation of any applicable statue, law or regulation of any government or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          21.3.2 Except as otherwise set forth on Schedule 22.3.2,
               21.3.2.1 The Company maintains and will continue to maintain accurate and reasonably detailed books, records and accounts which fairly and accurately reflect all transactions and dispositions of assets. The Company’s books, records and accounts do not contain and will not contain any false or misleading entries, and there are no, and there will be no, undisclosed or unrecorded accounts related to the Company.
               21.3.2.2 The business and operations of the Company have been and will continue to be conducted in accordance with good and sound ethical business practices, and in accordance with the general principles contained in the U.N. Convention against Corruption of October 31, 2003 (ratified by Libya on June 7, 2005) or the general principles contained in the African Convention on Preventing and Combating Corruption of July 11, 2003 (ratified by Libya on May 23, 2004).
               21.3.2.3 To the best of their knowledge and belief, no ownership interest in the Company is directly or indirectly held or controlled by a Government Official, or any immediate relative of a Government Official of a jurisdiction applicable to the Company.
               21.3.2.4 No Government Official, or any immediate relative of any Government Official, will, directly or indirectly, receive any portion of the price to be paid by Bronco pursuant to this Agreement or the Ancillary Agreements, or any other benefit or value by reason of or in connection with the execution of this Agreement or any other Ancillary Agreements by the parties.
22. TERMINATION OF EXISTING AGREEMENTS
     By execution hereof, each Existing Shareholder, the Company, and each Family Member hereby unconditionally waives all of its rights arising under (including any rights of notification or preemption), and hereby terminates, (i) that certain Investment Agreement (the “Investment Agreement”) dated 20 October 2006 among the Company, MENA Company, VC Bank, the Family Members and certain other shareholders of the Company, provided that the Investment Agreement shall not terminate with respect to the warranties and limitations on claims in clause 4 and Schedule 5 and with respect to clauses 16 through 25, (ii) that certain Shareholders’ Agreement dated 20 October 2006 among the Company, MENA Company, VC Bank, the Family Members and certain other shareholders of the Company, and (iii) any and all agreements contemplated thereby, except that certain Advisory and Consultancy Agreement dated as of 20 October 2006 by and between VC Bank and the Company (collectively, the “Prior Agreements”), to the extent each is a party thereto. Subject to the exceptions expressly set out above, each Existing Shareholder and each Family Member, by execution hereof, hereby releases and forever discharges any other party to the Prior Agreements to which it is a party and each of their Affiliates of and from any and all manner of action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, accounts, sums of money, reckonings, bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including, without limitation, any claim for indemnification or contribution, which such Existing Shareholder or Family Member may now have or may hereafter have arising under any of the Prior Agreements. Furthermore, each Existing Shareholder and each Family Member covenants and agrees such Existing Shareholder or such Family Member shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner assert or cause or assist another to assert any claims released hereunder.
23. NO PARTNERSHIP
     Nothing in this Agreement shall be construed as constituting, or deemed to constitute, a partnership between the Shareholders and, except as specifically provided for in this Agreement, neither of them shall have any authority to bind the other in any way.
24. ASSIGNMENT
     This Agreement is binding upon and shall enure for the benefit of the successors of the parties but, except as otherwise set forth herein, shall not be assignable, except that a Shareholder may, with the prior written consent of the other Shareholders, assign its rights under this Agreement to any company of which it is a subsidiary or of which it is a holding company.
25. AMENDMENT AND WAIVER
     25.1 No variation of this Agreement shall be effective unless it is made in writing, refers specifically to this Agreement and is signed by all of the parties hereto.
     25.2 No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving party.
     25.3 No omission or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it of any right to exercise it in future or of any other of its rights under this Agreement.
     25.4 Completion of this Agreement does not constitute a waiver by any Shareholder of any breach of any provision of this Agreement whether or not known to that Shareholder at that time.
26. NOTICES
     Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by Electronic Transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a party hereto must be sent to or made at the addresses set forth on Schedule 1 hereto or such other address as that party may specify by notice to the other parties.
27. INVALIDITY
     If any provision of this Agreement becomes or is declared by a tribunal of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such tribunal will replace such illegal, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void, or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
28. EXECUTION
     This Agreement may be executed in any number of counterparts and by the several parties on separate counterparts each of which when so executed shall be an original but all counterparts shall together constitute one and the same instrument.
29. COSTS
     Except as otherwise set forth herein or as provided in the Ancillary Agreements, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

30. ENTIRE AGREEMENT
     This Agreement, the Ancillary Agreements and the documents contemplated herein and therein constitute the entire agreement between the parties in connection with its subject matter hereof and thereof, and supersede all prior oral or written agreements between the parties (including, without limitation, the Summary Term Sheet and all correspondence in respect thereof).
31. THIRD PARTY RIGHTS
     A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999, or otherwise.
32. GOVERNING LAW AND ARBITRATION
     32.1 Governing Law. This agreement and the performance and obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of england and wales, without giving effect to any choice of law principles.
     32.2 Arbitration. A party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this clause 32.2.
     Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be London, England. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (as then in effect) (the “Rules”). The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within 30 days after the filing of the arbitration. For greater certainty, for purposes of this clause 32.2, the filing of the arbitration means the date on which the claimant request for arbitration is received by the other parties to the Dispute. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within 30 days after the filing of the arbitration, then the ICC shall appoint the arbitrator. If the arbitration is to be conducted by three arbitrators, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC shall appoint the remainder of the three arbitrators not yet appointed.
     The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 27.

     All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.
     Without limiting the generality of the foregoing, any party to the Dispute may have recourse to and shall be bound by the Pre-arbitral Referee Procedure (as defined in the Rules). The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Overdue Rate (as defined in the Rules). The arbitral award shall be made and payable in United States Dollars, free of any tax or other deduction. The parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.
     32.3 Remedies. Each party hereto hereby acknowledges and agrees that, in the event of a prospective or actual breach of any of the provisions of this Agreement by such party, monetary damages would not be an adequate remedy to the other parties hereto and their Affiliates for the harm to the business of such other parties and their Affiliates. In the event of a threatened or actual breach of any of the provisions of this Agreement, the parties agree that each party shall be entitled, if any so elects, to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such threatened or actual breach, in each case without the necessity of a bond. In addition, each party shall be entitled to such monetary damages as any can show it sustained by reason of such threatened or actual breach. Nothing in this clause 32.3 shall be construed to limit in any way the remedies of a party for a breach of the terms, provisions and covenants contained in this Agreement. Each party hereto shall have the right to inform any person that it reasonably believes to be, or to be contemplating, participating with a party or receiving from a party assistance in violation of the terms of this Agreement and the rights of a party hereunder and that participation by any such person with that party in activities in violation of this Agreement may give rise to claims by a party against such person.
     32.4 Consideration. The restrictive covenants and agreements contained herein are materially significant and essential to the Completion, and the restrictive covenants in Agreement are a material component of the Purchase Price (as defined in the Subscription Agreement).
33. OBLIGATION OF FAMILY MEMBERS
     The Family Members hereby agree and undertake to do all things commercially reasonable and within their power to ensure that the Company at all times fully complies with the terms of this Agreement.
34. RELATIONSHIP WITH THE ARTICLES OF ASSOCIATION
     To the extent that the Articles of Association of the Company contain provisions that relate to the subject matter of, or are similar to, the provisions contained in this Agreement, the Shareholders agree that irrespective of those provisions contained in the Articles of Association, (i) the terms of this Agreement shall govern all such matters, (ii) any disputes relating thereto shall be resolved in accordance with the terms of this Agreement, and (iii) the Shareholders shall take such action as may be necessary or desirable to cause those matters to effected in accordance with the terms of this Agreement, including, without limitation, voting all of such Shareholders’ interests in the Company and causing such Shareholders’ designees to the Board of Directors to vote to amend in the Articles of Association of the Company in so far as is necessary to give full effect to the provisions of this Agreement. The provisions of this clause 4.134 shall constitute the granting of proxies by each Shareholder to each other Shareholder for the purposes of ensuring compliance with the provisions of this clause 4.134, which proxies are coupled with an interest and shall be irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this clause 4.134 by any party, that this clause 34 shall be specifically enforceable, and that any breach or threatened breach of this clause 34 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

SCHEDULE 1
The Existing Shareholders

Name and Address	Existing No. of Shares	No. of Shares to be Redeemed
The Challenger Group Limited	33,670,000	863,334
Clarendon House 2 Church Street P.O. Box HM 1022 Hamilton HM DX Bermuda

MENA Oil Drilling Company Limited	15,000,000	384,615
Skanco Court Cooil Road
Braddan
Isle of Man IM2 2SR

Venture Capital Bank B.S.C.(c)	1,330,000	34,102
P.O. Box 11755 Manama Kingdom of Bahrain

SCHEDULE 2
Family Members
1.	Yelmez Salaheddin A. Tatanaki

2.	Hassan S. Ali Tatanaki

3.	Faiz Salaheddin Tatanaki

SCHEDULE 3
Corporate Structure

Organizational Chart

Yelmez Salaheddin A. Tatanaki
33.3%
Hassan S. Ali Tatanaki
33.3%
Faiz Salaheddin Tatanaki
33.3%
Venture Capital Bank Bahrain
MENA Oil Drilling Co Ltd Isle of Man
Challenger Group Ltd Bermuda
1'330'000 shares
15'000'000 shares
33'670'000 shares
Challenger Limited Isle of Man
Challenger Limited Cairo, Egypt Regional Office ME& Africa
Branch Office: Tripoli, Libya Benghazi, Libya
Branch Office: FreeZone, Alexandria Egypt
Branch Office: Saif Zone, Sharjh UAE
Subsidiry: Challenger Saudi Arabia Ltd
100%
Subsidiry: Reslab North Africa Ltd
40%

11 October 2007

11 October 2007

EXECUTED as a deed (but not delivered until the date of this Agreement) by:

CHALLENGER LIMITED, acting by:

By:	/s/ Yalmez Salah El Din Ali Tatanak
Name:	Yalmez Salah El Din Ali Tatanaki
Title:	Director

By:	/s/ Abdullatif Janahi
Name:	Abdullatif Janahi
Title:	Vice Chairman

BRONCO MENA INVESTMENTS LLC, acting by:

By:	/s/ David C. Treadwell
Name:	David C. Treadwell
Title:	Vice President and General Counsel

CHALLENGER GROUP LTD., acting by:

By:	/s/ Katarina Lif Burren
Name:	Katarina Lif Burren
Title:	Director

By:	/s/ Margareta Zweifel
Name:	Margareta Zweifel
Title:	Director

VENTURE CAPITAL BANK B.S.C.(c), acting by:

By:	/s/ Abdullatif Janahi
Name:	Abdullatif Janahi
Title:	Chief Executive Officer

By:	/s/ Sharif Monfaradi
Name:	Sharif Monfaradi
Title:	Chief Investment Officer
Signature Page to Shareholders’ Agreement

MENA OIL DRILLING COMPANY LIMITED, acting by:

By:	/s/ Mark Schofield
Name:	Mark Schofield
Title:	Director

By:	/s/ Brent Thomas
Name:	Brent Thomas
Title:	Director

/s/ Hassan Salah El Din Ali Tatanaki
HASSAN SALAH EL DIN ALI TATANAKI

/s/ Faiez Salah El Din Ali Tatanaki
FAIEZ SALAH EL DIN ALI TATANAKI

/s/ Yalmez Salah El Din Ali Tatanaki
YALMEZ SALAH EL DIN ALI TATANAKI

Signature Page to Shareholders’ Agreement